FORM 3

              U.S. SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.

    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person*
     Galliers-Pratt           Rupert
     (Last)                   (First)                  (Middle)
     54 St. James' Street
                              (Street)
     London               SWI,          England
     (City)                   (State)                  (Zip)

2.   Date of Event Requiring Statement
     (Month/Day/Year)
     4/25/99

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Issuer Name and Ticker or Trading Symbol:
     Symposium Telecom Corporation**

5.   Relationship of Reporting Person to Issuer
     (Check all applicable)
     [X]      Director
     [ ]      10% Owner
     [X]      Officer (give title below)
     [ ]      Other (specify below)
     Chief Executive Officer

6.   If Amendment, Date of Original
     (Month/Day/Year)
     4/23/99

7.   Individual or Joint/Group Filing
     (Check applicable line)
     [X]      Form filed by One Reporting Person
     [ ]      Form filed by More than One Reporting Person


        TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1. Title of Security       2. Amount of   3. Ownership   4. Nature of
   (Instr. 4)              Securities     Form:          Indirect
                           Beneficially   Direct (D)     Beneficial
                           Owned          or Indirect    Ownership
                           (Instr. 4)     (I)            (Instr. 5)
                                          (Instr. 5)

*  If the Form is filed by more than one Reporting Person, see Instruction
5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1.Title           2.Date Exer-        3.Title and
  of              cisable             Amount of
  Deri-           and Ex-             Securities
  vative          piration            Underlying
  Security        Date (Month/        Derivative
  (Instr.4)       Day/Year)           Security
                                      (Instr.4)



                  -------------      -----------------
                  Date  Expira-       Title  Amount or
                  Exer- tion                 Number of
                  cis-  Date                 Shares
                  able

4.Conver-         5.Owner-            6.Nature
sion or           ship                of In-
Exercise          Form                direct
Price of          of Deri-            Benefi-
Deri-             vative              cial
vative            Security;           Owner-
Security          Direct(D)           ship
                  or Indi-            (Instr.
                  rect(I)             5)
                  (Instr.5)

-------------------------------------------------------------------------------
None

Explanation of Responses:
** The Company's ticker symbol is not yet available. This Form 3 will be amended to disclose the Company's ticker symbol as soon as it becomes available.



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


 /S/ RUPERT GALLIERS-PRATT                                   04/20/99
-------------------------------                              -------------
**Signature of Reporting Person                              Date

NOTE: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

Page 2
SEC 1473 (7-96)